As filed with the Securities and Exchange Commission on April 13, 2005
                                                Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------

                                  NELNET, INC.
             (Exact name of registrant as specified in its charter)
                               -------------------


                      Nebraska                                             84-0748903
  (State or other jurisdiction of incorporation or           (I.R.S. Employer Identification Number)
                    organization)
                                                                         Terry J. Heimes
                                                                     Chief Financial Officer
                                                                          Nelnet, Inc.
                                                                121 South 13th Street, Suite 201
          121 South 13th Street, Suite 201                           Lincoln, Nebraska 68508
               Lincoln, Nebraska 68508                              Telephone: (402) 458-2303
              Telephone: (402) 458-2370                             Facsimile: (402) 458-2294
 (Address, including zip code, and telephone number,    (Name, address, including zip code, and telephone
   including area code, of registrant's principal      number, including area code, of agent for service)
                  executive office)

                                   Copies to:
     Gerald S. Tanenbaum, Esq.             Daniel F. Kaplan, Esq.
   Cahill Gordon & Reindel LLP          Perry, Guthery, Haase & Gessford,
        80 Pine Street                        P.C., L.L.O.
     New York, New York 10005            233 South 13th Street, Suite 1400
    Telephone:  (212) 701-3000            Lincoln, Nebraska 68508
    Facsimile:  (212) 269-5420            Telephone: (402) 476-9200
                                          Facsimile: (402) 476-0094



     Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   / /

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.



================================================================================

                         CALCULATION OF REGISTRATION FEE

                                                                     Proposed
                                                                      Maximum            Proposed
                                                                     Offering            Maximum
               Title of Each Class                 Amount to Be      Price Per          Aggregate            Amount of
         of Securities to Be Registered             Registered       Security         Offering Price      Registration Fee
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
 Nelnet, Inc. Class A common stock, par value
    U.S. $0.01 per share (1)..................        (4)(5)          (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
 Nelnet, Inc. preferred stock, par value U.S.
    $0.01 per share (2).......................        (4)(5)          (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
 Nelnet, Inc. unsecured debt
    securities (3) ...........................        (4)(5)          (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
 Nelnet, Inc. warrants to
    purchase common stock.....................        (4)(5)          (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
 Nelnet, Inc. warrants to
    purchase preferred stock..................        (4)(5)          (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
 Nelnet, Inc. warrants to purchase debt
    securities................................        (4)(5)          (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
 Nelnet, Inc. stock purchase contracts........        (4)(5)          (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
 Nelnet, Inc. stock purchase units (7)........        (4)(5)          (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
 Units consisting of two or more of the above.        (4)(5)          (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
    Total.....................................                                         $750,000,000         $88,275 (6)
================================================== ============== ================ ===================== ===================

(1) Also includes such presently indeterminate number of shares of Nelnet, Inc. Class A common stock into which certain series of Nelnet, Inc. debt securities and Nelnet, Inc. preferred stock may be converted and for which no separate consideration will be received and for which Nelnet, Inc. warrants to purchase Nelnet, Inc. Class A common stock may be exercised.

(2) Also includes such presently indeterminate number of shares of Nelnet, Inc. preferred stock into which certain series of Nelnet, Inc. debt securities may be converted and for which no separate consideration will be received and for which Nelnet, Inc. warrants to purchase Nelnet, Inc. preferred stock may be exercised.

(3) Also includes presently indeterminate number of Nelnet, Inc. debt securities for which certain shares of Nelnet, Inc. preferred stock may be exchanged and for which no separate consideration will be received.

(4) There are being registered under this registration statement such indeterminate numbers of securities of Nelnet, Inc. as will have an aggregate initial offering price not to exceed $750,000,000. The initial public offering price of any securities denominated in any foreign currencies or currency units will be the U.S. dollar equivalent thereof based on the prevailing exchange rates at the respective times such securities are first offered. In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement will cover such indeterminate number of shares of Nelnet, Inc. Class A common stock that may be issued with respect to stock splits, stock dividends and similar transactions.

(5) Pursuant to General Instruction II.D to Form S-3, the amounts to be registered, proposed maximum aggregate offering price per security and proposed maximum aggregate offering price have been omitted for each class of securities that is offered hereby by the registrant.

(6) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933 and reflects the maximum offering price of the securities that may be issued.

(7) Each Nelnet, Inc. stock purchase unit consists of (a) a Nelnet, Inc. Class A common stock purchase contract, under which the holder or Nelnet, Inc., upon settlement, will purchase a fixed or varying number of shares of Nelnet, Inc. Class A common stock, and (b) a beneficial interest in either Nelnet, Inc. debt securities, Nelnet, Inc. preferred stock or debt or equity obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the Nelnet, Inc. stock purchase units. No separate consideration will be received for the Nelnet, Inc. stock purchase contracts or the related beneficial interests.

                                      -2-
================================================================================

                   Subject to Completion, Dated April 13, 2005

PROSPECTUS

                                  $750,000,000
                                  Nelnet, Inc.

Class A Common Stock, Preferred Stock, Debt Securities, Warrants to Purchase Class A Common Stock, Preferred Stock or Debt Securities, Stock Purchase Contracts and Stock Purchase Units

The following are types of securities that may be offered and sold by Nelnet, Inc. under this prospectus up to an aggregate initial public offering price of $750,000,000:

     o    Nelnet, Inc. Class A common stock;

     o    Nelnet, Inc. preferred stock;

     o    Nelnet, Inc. unsecured debt securities;

     o Nelnet, Inc. warrants to purchase Class A common stock, preferred stock or debt securities; and

     o    Nelnet, Inc. stock purchase contracts and stock purchase units.

A prospectus supplement, which must accompany this prospectus, will describe the securities being offered and sold, as well as their specific terms. Those terms may include, among others, as applicable:

     o    aggregate number of shares or principal amount;
     o    issue price;
     o    denomination;
     o    currency or composite currency;
     o    maturity;
     o    interest rate;
     o    dividend rate;
     o    sinking fund terms;
     o    ranking;
     o    redemption terms;
     o    conversion terms;
     o    listing on a securities exchange;
     o    amount payable at maturity; and
     o    liquidation preference.

The prospectus supplement may also supplement or update information contained in this prospectus; provided that such information does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of Nelnet, Inc. Class A common stock are traded on the New York Stock Exchange under the symbol "NNI." The closing price of Nelnet, Inc. Class A common stock was $[ ] per share on April [ ], 2005.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

              , 2005

                                TABLE OF CONTENTS


                                                                            Page

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................2
NELNET, INC...................................................................3
RISK FACTORS..................................................................4
USE OF PROCEEDS..............................................................15
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.............16
GENERAL DESCRIPTION OF THE OFFERED SECURITIES................................17
DESCRIPTION OF NELNET, INC. CAPITAL STOCK....................................18
DESCRIPTION OF NELNET, INC. PREFERRED STOCK..................................19
DESCRIPTION OF NELNET, INC. DEBT SECURITIES..................................21
DESCRIPTION OF NELNET, INC. WARRANTS TO PURCHASE CLASS A COMMON
  STOCK OR PREFERRED STOCK...................................................34
DESCRIPTION OF NELNET, INC. WARRANTS TO PURCHASE DEBT SECURITIES.............36
DESCRIPTION OF NELNET, INC. STOCK PURCHASE CONTRACTS AND STOCK
  PURCHASE UNITS.............................................................38
PLAN OF DISTRIBUTION.........................................................40
WHERE YOU CAN FIND MORE INFORMATION..........................................41
INCORPORATION OF DOCUMENTS BY REFERENCE......................................41
ABOUT THIS PROSPECTUS........................................................42
LEGAL MATTERS................................................................42
EXPERTS......................................................................42


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements and information that are based on management's current expectations as of the date of this document. When used in this prospectus, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those reflected in such forward looking statements. These factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations, which may reduce the volume, average term and costs of yields on student loans under the Federal Family Education Loan Program of the U.S. Department of Education, or result in loans being originated or refinanced under non-FFELP programs or may affect the terms upon which banks and others agree to sell FFELP loans to us. We could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; losses from loan defaults; and changes in prepayment rates and credit spreads. References to "we," "us," "our," "Nelnet" and "the Company" refer to Nelnet, Inc. and its subsidiaries.

                                  Nelnet, Inc.

     We are one of the leading education finance companies in the United States and are focused on providing quality student loan products and services to students and schools nationwide. We rank among the nation's leaders in terms of total net student loan assets with $13.5 billion as of December 31, 2004. Headquartered in Lincoln, Nebraska, we originate, consolidate, securitize, hold and service student loans, principally loans originated under the Federal Family Education Loan Program, which we refer to as the FFEL Program or FFELP.

     We offer a broad range of financial services and technology-based products. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing and funds disbursement. Our infrastructure, technological expertise and breadth of product and service offerings connect the key constituents of the student loan process, including lenders, financial aid officers, guaranty agencies, governmental agencies, student and parent borrowers, servicers and the capital markets, thereby streamlining the education finance process.

     Our business is comprised of three primary product and service offerings:

     o Asset Management, Including Student Loan Originations and Acquisitions. We provide student loan marketing, origination, acquisition and portfolio management. We own a large portfolio of student loan assets through a series of education lending subsidiaries. The education lending subsidiaries primarily invest in student loans, through an eligible lender trustee, made under Title IV of the Higher Education Act of 1965, as amended, or the Higher Education Act. Certain of our subsidiaries also invest in non-federally insured student loans. We obtain loans through direct origination or through acquisition of loans. We also provide marketing, sales, managerial and administrative support related to our asset generation activities.

     o Student Loan and Guarantee Servicing. We service our student loan portfolio and the portfolios of third parties. Servicing activities include loan origination activities, application processing, borrower updates, payment processing, due diligence procedures and claim processing. In December 2004, we purchased EDULINX Canada Corporation, or EDULINX. EDULINX is a Canadian corporation that engages in servicing Canadian student loans. As of December 31, 2004, we serviced or provided to third parties complete outsourcing of servicing activities as follows:


                                             Nelnet          %           Third Party        %       Total
                                             ------          -           -----------        -       -----
                                                                    (dollars in millions)
           FFELP and private loans          $11,888         56%         $9,188             44%     $21,076
           Canadian loans                      --           --           7,213             100%      7,213
                                            _______        ____          ______             ___     ______
           Total                            $11,888         42%         $16,401             58%    $28,289
                                           ===========      ===          =======            ===    =======



          We also provide servicing support to guaranty agencies, which includes system software, hardware and telecommunication support, borrower and loan updates, default aversion tracking services, claim processing services and post-default collection services. As of December 31, 2004, we provided servicing support to agencies that guarantee more than $19 billion of FFELP loans.

     o Servicing Software. We use internally developed student loan servicing software and also provide this software to third-party student loan holders and servicers. As of December 31, 2004, our software was used to service more than $50 billion in student loans, which included $29 billion serviced by third parties using our software.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our securities. Investing in our securities involves a high degree of risk. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our securities could decline and you may lose part or all of your investment.

    Failure to comply with governmental regulations or guaranty agency rules could harm our business.

     Our principal business is comprised of originating, acquiring, holding and servicing student loans made and guaranteed pursuant to the FFEL Program, which was created by the Higher Education Act. The Higher Education Act governs most significant aspects of our lines of business. We are also subject to rules and regulations of the agencies that act as guarantors of the student loans, known as guaranty agencies. In addition, we are subject to certain federal and state banking laws, regulations and examinations, as well as federal and state consumer protection laws and regulations, including, specifically with respect to our non-federally insured loan portfolio, certain state usury laws and related regulations and the Federal Truth in Lending Act. Also, Canadian laws and regulations govern our Canadian loan servicing operations. These laws and regulations impose substantial requirements upon lenders and servicers involved in consumer finance. Failure to comply with these laws and regulations could result in liability to borrowers, the imposition of civil penalties and potential class action suits.

     Our failure to comply with regulatory regimes described above may arise from:

     o breaches of our internal control systems, such as a failure to adjust manual or automated servicing functions following a change in regulatory requirements;

     o technological defects, such as a malfunction in or destruction of our computer systems; or

     o fraud by our employees or other persons in activities such as borrower payment processing.

     Such failure to comply, irrespective of the reason, could subject us to loss of the federal guarantee on FFELP loans, costs of curing servicing deficiencies or remedial servicing, suspension or termination of our right to participate in the FFEL Program or to participate as a servicer, negative publicity and potential legal claims or actions brought by our servicing customers and borrowers.

     We must satisfy certain requirements necessary to maintain the federal guarantees of our FFELP loans, and we may incur penalties or lose our guarantees if we fail to meet these requirements.

     We must meet various requirements in order to maintain the federal guarantee on our FFELP loans. These requirements establish servicing requirements and procedural guidelines and specify school and borrower eligibility criteria. The federal guarantee on our FFELP loans is conditioned on compliance with origination, servicing and collection standards set by the U.S. Department of Education, or the Department, and guaranty agencies. FFELP loans that are not originated, disbursed or serviced in accordance with the Department's regulations risk partial or complete loss of the guarantee thereof. If we experience a high rate of servicing deficiencies or costs associated with remedial servicing, and if we are unsuccessful in curing such deficiencies, the eventual losses on the loans that are not cured could be material.

     A guaranty agency may reject a loan for claim payment due to a violation of the FFEL Program due diligence servicing requirements. In addition, a guaranty agency may reject claims under other circumstances, including, for example, if a claim is not timely filed or adequate documentation is not maintained. Once a loan ceases to be guaranteed, it is ineligible for federal interest subsidies and special allowance payments. If a loan is rejected for claim payment by a guaranty agency, we continue to pursue the borrower for payment and/or institute a process to reinstate the guarantee.

     Rejections of claims as to portions of interest may be made by guaranty agencies for certain violations of the due diligence collection and servicing requirements, even though the remainder of a claim may be paid. Examples of errors that cause claim rejections include isolated missed collection calls or failures to send collection letters as required.

     The Department has implemented school eligibility requirements, which include default rate limits. In order to maintain eligibility in the FFEL Program, schools must maintain default rates below specified levels, and both guaranty agencies and lenders are required to ensure that loans are made only to or on behalf of students attending schools that do not exceed the default rate limits.

         If we fail to comply with any of the above requirements, we could incur penalties or lose the federal guarantee on some or all of our FFELP loans. If our actual loss experience on denied guarantees were to increase substantially in future periods the impact could be material to our operations.

     Failure to comply with restrictions on inducements under the Higher Education Act could harm our business.

     The Higher Education Act generally prohibits a lender from providing certain inducements to educational institutions or individuals in order to secure applicants for FFELP loans. We have entered into arrangements with various schools pursuant to which the schools become lenders of FFELP loans to graduate students, and we provide funding, loan origination and servicing to the schools with respect to such loans. The Department challenged a similar "school-as-lender" arrangement that SLM Corporation, the parent company of Sallie Mae, previously had in place, but a federal court decision determined the arrangement fell within the parameters of regulatory guidelines established by the Department. SLM Corporation also has come under scrutiny as a result of recent claims that it makes non-federally insured loans available to students of a school only if the school, in return, promises to leave the Federal Direct Lending, or FDL, Program and market SLM Corporation's FFELP loans to its students. The Department has stated that non-federally insured loans are legal and permissible if offered simply as a benefit to schools. We offer non-federally insured loans to student borrowers on a regular basis, but do so without requiring anything in return from the schools that these borrowers attend. In addition, because guidance from the Department permits de minimis gifts in connection with marketing of FFELP loans, from time to time we entertain school financial aid officers at student loan industry conferences and functions and sponsor promotional events such as lunches and golf outings. If the Department were to change its position on any of these matters, we may have to change the way we market non-federally insured and FFELP loans and a new marketing strategy may not be as effective as is our current strategy. If we fail to respond to the Department's change in position, the Department could potentially impose sanctions upon us that could negatively impact our business.

     We have also entered into various agreements to acquire marketing lists of prospective FFELP loan borrowers from sources such as college alumni associations. We pay to acquire these lists and for the completed applications for loans resulting therefrom. We believe that such arrangements are permissible and do not violate restrictions on inducements, as they fit within a regulatory exception recognized by the Department for generalized marketing and advertising activities. The Department has provided informal guidance to us that such arrangements are not improper inducements, since such arrangements fall within the generalized marketing exception. If the Department were to change its position, this could harm our reputation and marketing efforts and, if we fail to adjust our practices to such change, could potentially result in the Department imposing sanctions on us. Such sanctions could negatively impact our business.

     Possible changes in legislation and regulations could have a negative impact upon our business.

     Pursuant to the terms of the Higher Education Act, the FFEL Program is periodically amended, and the Higher Education Act must be reauthorized by Congress every five to six years in order to prevent sunset of that Act. Changes in the Higher Education Act made in the two most recent reauthorizations have included reductions in student loan yields paid to lenders, increased fees paid by lenders and a decreased level of federal guarantee. Future changes could result in further negative impacts on our business. Moreover, there can be no assurance that the provisions of the Higher Education Act, which is scheduled to expire on September 30, 2005, will be reauthorized. While Congress has consistently extended the effective date of the Higher Education Act, it may elect not to reauthorize the Department's ability to provide interest subsidies, special allowance payments and federal guarantees for student loans. A failure to reauthorize such provisions of the Higher Education Act would reduce the number of FFELP loans available for us to originate or acquire in the future. With respect to EDULINX, changes in the Canada Student Loans Program, or the CSLP, which governs the majority of the loans serviced by EDULINX, could result in a similar negative impact on EDULINX's business.

     Some of the highlights of specific proposed legislation and President Bush's fiscal year 2006 budget proposals that, if enacted, could have an adverse effect on our operations, in no particular order, include:

     o allowing refinancing of consolidation loans, which would open approximately 59% of our portfolio to such refinancing;

     o increasing origination fees paid by lenders in connection with making or holding loans;

     o allowing for variable-rate consolidation loans and extended repayment terms of Stafford loans, which would lead to fewer loans lost through consolidation of our portfolio, but would also decrease consolidation opportunities;

     o changes to the FFEL Program guarantee rates and terms, including proposals for a decrease in insurance on portfolios receiving the benefit of the Exceptional Performance designation from 100% to 97% or greater of principal and accrued interest and a decrease in insurance on portfolios not subject to the Exceptional Performance designation from 98% to 95% of principal and accrued interest;

     o eliminating variable-rate floor income, including prospectively and permanently eliminating the 9.5% floor interest rate on loans refinanced with funds from pre-1993 tax-exempt financings, or the 9.5% Floor, and eliminating rebate of excess earnings on loans where the borrower rate is in excess of the lender rate;

     o limiting and/or preventing a FFEL Program lender from making a consolidation loan consisting of only FDL loans; and

     o initiatives aimed at promoting the FDL Program to the detriment of the FFEL Program.

     In addition, Senator Edward M. Kennedy of Massachusetts and others have been proponents of legislation which could act to retroactively remove eligibility for the 9.5% Floor from FFELP loans that have, prior to September 30, 2004, been refinanced with proceeds of taxable obligations. We cannot predict whether such legislation will be advanced in the future. If such retroactive legislation were to be enacted and withstand legal challenge, it would have a material adverse effect upon our financial condition and results of operations. Senator Kennedy called for such retroactive legislation during congressional debate in October 2004. However, the Department has indicated that receipt of the 9.5% Floor income is permissible under current law and previous interpretations thereof. We cannot predict whether the Department will maintain its position in the future on the permissibility of the 9.5% Floor.

     We cannot predict whether the above legislative or budget proposals will be enacted into law, but they may form some of the framework utilized by Congress in negotiating the fiscal year 2006 budget resolution and reauthorization of the Higher Education Act. In addition, the Department oversees and implements the Higher Education Act and periodically issues regulations and interpretations of that Act. Changes in such regulations and interpretations could negatively impact our business.

     Variation in the maturities, timing of rate reset and variation of indices of our assets and liabilities may pose risks to us.

     Because we generate the majority of our earnings from the spread between the yield received on our portfolio of student loans and the cost of financing these loans, the interest rate sensitivity of the balance sheet could have a material effect on our results of operations. The majority of our student loans have variable-rate characteristics in interest rate environments where the special allowance payment formula exceeds the borrower rate. Some of our student loans, primarily consolidation loans, include fixed-rate components depending upon loan terms and the rate reset provisions set by the Department. We have financed the majority of our student loan portfolio with variable-rate debt. Absent utilization of derivative instruments to match the interest rate characteristics and duration of the assets and liabilities, fluctuations in the interest rate environment will affect our results of operations. Such fluctuations may be adverse and may be material.

     In the current low interest rate environment, our FFELP loan portfolio is yielding excess income due to variable-rate liabilities financing student loans at a fixed borrower rate. Absent the use of derivative instruments, a rise in interest rates will have an adverse effect on earnings and fair values due to interest margin compression caused by increasing financing costs, until such time as the FFELP loans earn interest at a variable rate in accordance with the special allowance payment formula. In higher interest rate environments, where the interest rate rises above the borrower rate and fixed-rate loans become variable, the impact of the rate fluctuations is reduced. Loans that reset annually on each July 1 can generate excess spread income as compared to the rate based on the special allowance payment formula in declining interest rate environments where the borrower rate establishes a floor on our variable-rate assets. We refer to this additional income as variable-rate floor income, and it is included in loan interest income. Historically, we have earned variable-rate floor income in declining interest rate environments. Since the rates are reset annually, we view these earnings as temporary and not necessarily sustainable. Our ability to earn variable-rate floor income in future periods is dependent upon the interest rate environment following the annual reset of borrower rates, and we cannot assure that a favorable interest rate environment for us will exist in the future.

     Due to the variability in duration of our assets and varying market conditions, we do not attempt to perfectly match the interest rate characteristics of our entire loan portfolio with the underlying debt instruments. This mismatch in duration and interest rate characteristics could have a negative impact on our results of operations. We have employed various derivative instruments to somewhat offset this mismatch. Changes in interest rates and the composition of our student loan portfolio and derivative instruments will impact the effect of interest rates on our earnings, and we cannot predict any such impact with any level of certainty.

     Market risks to which we are subject may have an adverse impact upon our business and operations.

     Our primary market risk exposure arises from fluctuations in our borrowing and lending rates, the spread between which could be impacted by shifts in market interest rates. The borrower rates on FFELP loans are generally reset by the Department each July 1 based on a formula determined by the date of the origination of the loan, with the exception of rates on consolidation loans, which are fixed to term. The interest rate we actually receive on FFELP loans is the greater of the borrower rate and a rate determined by a formula based on a spread to either the 91-day Treasury Bill index or the 90-day commercial paper index, depending on when the loans were originated and the current repayment status of the loans.

     We issue asset-backed securities, both fixed- and variable-rate, to fund our student loan assets. The variable-rate debt is generally indexed to 90-day LIBOR or set by auction. The income generated by our student loan assets is generally driven by different short-term indices than our liabilities, which creates interest rate risk. We have historically borne this risk internally through the net spread on our portfolio while continuing to monitor this interest rate risk.

     We purchased EDULINX in December 2004. EDULINX is a Canadian corporation that engages in servicing Canadian student loans. As a result of this acquisition, we are also exposed to market risk related to fluctuations in foreign currency exchange rates between the U.S. and Canadian dollars. We have not entered into any foreign currency derivative instruments to hedge this risk. Fluctuations in foreign currency exchange rates may have an adverse effect on our financial position, results of operations and cash flows.

     Our derivative instruments may not be successful in managing our interest rate risks.

     When we utilize derivative instruments, we utilize them to manage interest rate sensitivity. Although we do not use derivative instruments for speculative purposes, the majority of our derivative instruments do not qualify for hedge accounting under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS No. 133; consequently, the change in fair value of these derivative instruments is included in our operating results. Changes or shifts in the forward yield curve can significantly impact the valuation of our derivatives. Accordingly, changes or shifts to the forward yield curve will impact our financial position, results of operations and cash flows. The derivative instruments used by us are typically in the form of interest rate swaps, basis swaps and interest rate caps. Interest rate swaps effectively convert variable-rate debt obligations to a fixed rate or fixed-rate debt obligations to a variable rate. Basis swaps effectively convert variable-rate debt obligations to a variable rate based on a different index. Interest rate caps effectively limit the maximum interest on variable-rate debt obligations.

     Developing an effective strategy for dealing with movements in interest rates is complex, and no strategy can completely insulate us from risks associated with such fluctuations. In addition, a counterparty to a derivative instrument could default on its obligation, thereby exposing us to credit risk. Further, we may have to repay certain costs, such as transaction fees or brokerage costs, if we terminate a derivative instrument. Finally, our interest rate risk management activities could expose us to substantial losses if interest rates move materially differently from management's expectations. As a result, we cannot assure that our economic hedging activities will effectively manage our interest rate sensitivity or have the desired beneficial impact on our results of operations or financial condition.

     When the fair value of a derivative instrument is negative, we owe the counterparty and, therefore, have no credit risk. However, if the value of derivatives with a counterparty exceeds a specified threshold, we may have to pay a collateral deposit to the counterparty. If interest rates move materially differently from management's expectations, we could be required to deposit a significant amount of collateral with our derivative instrument counterparties. The collateral deposits, if significant, could negatively impact our capital resources and liquidity. We manage market risks associated with interest rates by establishing and monitoring limits as to the types and degree of risk that may be undertaken.

     We face liquidity risks due to the fact that our operating and warehouse financing needs are substantially provided by third-party sources.

     Our primary funding needs are those required to finance our student loan portfolio and satisfy our cash requirements for new student loan originations and acquisitions, operating expenses and technological development. Our operating and warehouse financings are substantially provided by third parties, over which we have no control. Unavailability of such financing sources may subject us to the risk that we may be unable to meet our financial commitments to creditors, branding partners, forward flow lenders or borrowers when due unless we find alternative funding mechanisms.

     We rely upon conduit warehouse loan financing vehicles to support our funding needs on a short-term basis. There can be no assurance that we will be able to maintain such warehouse financing in the future. As of December 31, 2004, we had a student loan warehousing capacity of $4.3 billion, of which $2.5 billion was outstanding, through 364-day commercial paper conduit programs. These conduit programs mature in 2005 through 2009; however, they must be renewed annually by underlying liquidity providers and may be terminated at any time for cause. There can be no assurance we will be able to maintain such conduit facilities, find alternative funding or increase the commitment level of such facilities, if necessary. While our conduit facilities have historically been renewed for successive terms, there can be no assurance that this will continue in the future. We have two general operating lines of credit that are for terms of less than one year each, are renewable at the option of the lenders and may be terminated at any time for cause. In addition, we have a credit facility agreement with a Canadian financial institution that is cancelable by either party upon demand.

     Characteristics unique to asset-backed securitization pose risks to our continued liquidity.

     We have historically relied upon, and expect to continue to rely upon, asset-backed securitizations as our most significant source of funding for student loans on a long-term basis. As of December 31, 2004 and 2003, $11.8 billion and $9.3 billion, respectively, of our student loans were funded by long-term asset-backed securitizations. The net cash flow we receive from the securitized student loans generally represents the excess amounts, if any, generated by the underlying student loans over the amounts required to be paid to the bondholders, after deducting servicing fees and any other expenses relating to the securitizations. In addition, some of the residual interests in these securitizations have been pledged to secure additional bond obligations. Our rights to cash flow from securitized student loans are subordinate to bondholder interests, and these loans may fail to generate any cash flow beyond what is due to pay bondholders.

     The interest rates on certain of our asset-backed securities are set and periodically reset via a "dutch auction" utilizing remarketing agents for varying intervals ranging from seven to 91 days. Investors and potential investors submit orders through a broker-dealer as to the principal amount of notes they wish to buy, hold or sell at various interest rates. The broker-dealers submit their clients' orders to the auction agent or remarketing agent, who determines the interest rate for the upcoming period. If there are insufficient potential bid orders to purchase all of the notes offered for sale or being repriced, we could be subject to interest costs substantially above the anticipated and historical rates paid on these types of securities. A failed auction or remarketing could also reduce the investor base of our other financing and debt instruments.

     In addition, rising interest rates existing at the time our asset-backed securities are remarketed may cause other competing investments to become more attractive to investors than our securities, which may decrease our liquidity.

     Future losses due to defaults on loans held by us present credit risk which could adversely affect our earnings.

     As of December 31, 2004, more than 99% of our student loan portfolio was comprised of FFELP loans. These loans benefit from a federal guarantee of between 98% and 100% of their principal balance and accrued interest.

     In June 2004, we were designated as an Exceptional Performer by the Department in recognition of our exceptional level of performance in servicing FFEL Program loans. As a result of this designation, we are not subject to the 2% risk sharing loss for eligible claims submitted during a 12-month period. We are entitled to receive this benefit as long as we and/or our other service providers designated as Exceptional Performers continue to meet the required servicing standards published by the Department. Compliance with such standards is assessed on a quarterly basis. We bear full risk of losses experienced with respect to the unguaranteed portion of our FFELP loans (those loans not serviced by a service provider designated as an Exceptional Performer). If we or a third-party service provider were to lose its Exceptional Performance designation, either by the Department discontinuing the program or us or the third party not meeting the required servicing standards, loans serviced by us or the third party would become subject to the 2% risk sharing loss for all claims submitted after any loss of the Exceptional Performance designation. If the Department discontinued the program, we would have to establish a provision for loan losses related to the 2% risk sharing. Based on the balance of FFELP loans outstanding as of December 31, 2004, this provision would be approximately $9.0 million. In addition, President Bush's fiscal year 2006 budget proposals provide for a decrease in insurance (i) under the Exceptional Performer designation from 100% to 97% or greater and (ii) on portfolios not subject to the Exceptional Performer designation from 98% to 95% of principal and accrued interest. We cannot predict whether the budget proposals will be enacted into law, but they may form some of the framework for Congress as it negotiates the fiscal year 2006 budget resolution.

     Losses on our non-federally insured loans are borne by us, with the exception of certain privately insured loans. Privately insured loans constitute a minority of our non-federally insured loan portfolio. The loan loss pattern on our non-federally insured loan portfolio is not as developed as that on our FFELP loan portfolio. As of December 31, 2004, the aggregate principal balance of non-federally insured loans comprised less than 1% of our entire student loan portfolio; however, it is expected to increase to between 3% and 5% over the next three to five years. There can be no assurance that this percentage will not further increase over the long term. The performance of student loans in the portfolio is affected by the economy, and a prolonged economic downturn may have an adverse effect on the credit performance of these loans.

     While we have provided allowances estimated to cover losses that may be experienced in both our FFELP and non-federally insured loan portfolios, there can be no assurance that such allowances will be sufficient to cover actual losses in the future.

     We could experience cash flow problems if a guaranty agency defaults on its guarantee obligation.

     A deterioration in the financial status of a guaranty agency and its ability to honor guarantee claims on defaulted student loans could result in a failure of that guaranty agency to make its guarantee payments in a timely manner, if at all. The financial condition of a guaranty agency can be adversely affected if it submits a large number of reimbursement claims to the Department, which results in a reduction of the amount of reimbursement that the Department is obligated to pay the guaranty agency. The Department may also require a guaranty agency to return its reserve funds to the Department upon a finding that the reserves are unnecessary for the guaranty agency to pay its FFEL Program expenses or to serve the best interests of the FFEL Program.

     If the Department has determined that a guaranty agency is unable to meet its guarantee obligations, the loan holder may submit claims directly to the Department, and the Department is required to pay the full guarantee claim. However, the Department's obligation to pay guarantee claims directly in this fashion is contingent upon the Department making the determination that a guaranty agency is unable to meet its guarantee obligations. The Department may not ever make this determination with respect to a guaranty agency and, even if the Department does make this determination, payment of the guarantee claims may not be made in a timely manner, which could result in us experiencing cash shortfalls.

     Failure of counterparties to perform under credit enhancement agreements could harm our business.

     In connection with our securitizations, we periodically utilize credit enhancements or other support agreements such as letters of credit, bond insurance and interest rate swap agreements. We utilize these credit enhance-ment agreements in order to improve the marketability of certain of our asset-backed securities when such enhancements will lower the overall costs with respect to these securities. We cannot assure performance of the counterparties to these various agreements, and failure of such counterparties to perform their obligations under these agreements could impair the viability of the underlying debt or securitization structures, which in turn could adversely impact our results of operations and financial condition.

     Competition created by the FDL Program and from other lenders and servicers may adversely impact our business.

     Under the FDL Program, the Department makes loans directly to student borrowers through the educational institutions they attend. The volume of student loans made under the FFEL Program and available for us to originate or acquire may be reduced to the extent loans are made to students under the FDL Program. In addition, if the FDL Program expands, to the extent the volume of loans serviced by us is reduced, we may experience reduced economies of scale, which could adversely affect earnings. Loan volume reductions could further reduce amounts received by the guaranty agencies available to pay claims on defaulted student loans.

     In the FFEL Program market, we face significant competition from SLM Corporation. SLM Corporation services nearly half of all outstanding FFELP loans and is the largest holder of student loans. We also face intense competition from other existing lenders and servicers. As we expand our student loan origination and acquisition activities, that expansion may result in increased competition with some of our servicing customers. This has in the past resulted in servicing customers terminating their contractual relationships with us, and we could in the future lose more servicing customers as a result. As we seek to further expand our business, we will face numerous other competitors, many of which will be well established in the markets we seek to penetrate. Some of our competitors are much larger than us, have better name recognition and have greater financial and other resources. In addition, several competitors have large market capitalizations or cash reserves and are better positioned to acquire companies or portfolios in order to gain market share. Furthermore, many of the institutions with which we compete have significantly more equity relative to their asset bases. Consequently, such competitors may have more flexibility to address the risks inherent in the student loan business. Finally, some of our competitors are tax-exempt organizations which do not pay federal or state income taxes and which generally receive floor income on certain tax-exempt obligations on a greater percentage of their student loan portfolio because they have financed a greater percentage of their student loans with tax-exempt obligations issued prior to October 1, 1993. These factors could give our competitors a strategic advantage.

     Higher rates of prepayments of student loans could reduce our profits.

     Pursuant to the Higher Education Act, borrowers may prepay loans made under the FFEL Program at any time. Prepayments may result from consolidating student loans, which tends to occur more frequently in low interest rate environments, from borrower defaults, which will result in the receipt of a guarantee payment, and from voluntary full or partial prepayments, among other things. High prepayment rates will have the most impact on our asset-backed securitization transactions priced in relation to LIBOR. The rate of prepayments of student loans may be influenced by a variety of economic, social and other factors affecting borrowers, including interest rates and the availability of alternative financing. Our profits could be adversely affected by higher prepayments, which would reduce the amount of interest we receive and expose us to reinvestment risk.

     Increases in consolidation loan activity by us and our competitors present a risk to our loan portfolio and profitability.

     Our portfolio of FFELP loans is subject to refinancing through the use of consolidation loans, which are expressly permitted by the Higher Education Act. Consolidation loan activity may result in three detrimental effects. First, when we consolidate loans in our portfolio, the new consolidation loans have a lower yield than the loans being refinanced due to the statutorily mandated consolidation loan rebate fee of 1.05% per year. Although consolidation loans generally feature higher average balances, longer average lives and slightly higher special allowance payments, such attributes may not be sufficient to counterbalance the cost of the rebate fees. Second, and more significantly, we may lose student loans in our portfolio that are consolidated away by competing lenders. Increased consolidations of student loans by our competitors may result in a negative return on loans, when considering the origination costs or acquisition premiums paid with respect to these loans. Additionally, consolidation of loans away by competing lenders can result in a decrease of our servicing portfolio, thereby decreasing fee-based servicing income. Third, increased consolidations of our own student loans create cash flow risk because we incur upfront consolidation costs, which are in addition to the origination or acquisition costs incurred in connection with the underlying student loans, while extending the repayment schedule of the consolidated loans.

     Our student loan origination and lending activities could be significantly impacted by the reauthorization of the Higher Education Act relative to the single holder rule. For example, if the single holder rule, which generally restricts a competitor from consolidating loans away from a holder that owns all of a student's loans, were abolished, a substantial portion of our non-consolidated portfolio would be at risk of being consolidated away by a competitor. On the other hand, abolition of the rule would also open up a portion of the rest of the market and provide us with the potential to gain market share. Other potential changes to the Higher Education Act relating to consolidation loans that could adversely impact us include allowing refinancing of consolidation loans, which would open approximately 59% of our portfolio to such refinancing, and increasing origination fees paid by lenders in connection with making consolidation loans.

     The volume of available student loans may decrease in the future and may adversely affect our income.

     Our student loan originations generally are limited to students attending eligible educational institutions in the United States. Volumes of originations are greater at some schools than others, and our ability to remain an active lender at a particular school with concentrated volumes is subject to a variety of risks, including the fact that each school has the option to remove us from its "preferred lender" list or to add other lenders to its "preferred lender" list, the risk that a school may enter the FDL Program or the risk that a school may begin making student loans itself. We acquire student loans through forward flow commitments with other student loan lenders, but each of these commitments has a finite term. There can be no assurance that these lenders will renew or extend their existing forward flow commitments on terms that are favorable to us, if at all, following their expiration.

     In addition, as of December 31, 2004, third parties owned approximately 58% of the loans we serviced. To the extent that third-party servicing clients reduce the volume of student loans that we process on their behalf, our income would be reduced, and, to the extent the related costs could not be reduced correspondingly, net income could be materially adversely affected. Such volume reductions occur for a variety of reasons, including if third-party servicing clients commence or increase internal servicing activities, shift volume to another service provider, perhaps because such other service provider does not compete with the client in student loan originations and acquisitions, or exit the FFEL Program completely.

     Special allowance payments on student loans originated or acquired with the proceeds of certain tax-exempt obligations may limit the interest rate on certain student loans to our detriment.

     Student loans originated or acquired with the proceeds of tax-exempt obligations issued prior to October 1, 1993, as well as student loans acquired with the sale proceeds of those student loans, receive only a portion of the special allowance payment which they would otherwise be entitled to receive, but those made prior to October 30, 2004 are guaranteed a minimum rate of return of 9.5% per year, less the applicable interest rate for the student loan.

     As of December 31, 2004, approximately $3.0 billion of our student loan portfolio was comprised of loans that were previously financed with the proceeds of tax-exempt obligations issued prior to October 1, 1993. Based upon provisions of the Higher Education Act and related interpretations by the Department, we believe that, for each of these student loans, we will receive partial special allowance payments, subject to the 9.5% Floor. However, the Department may change its regulations or its interpretations of existing regulations, or the Higher Education Act may be amended, to eliminate this special allowance payment treatment. In this event, we would receive regular special allowance payments, but with no minimum rate of return.

     In the current low interest rate environment, we generally receive partial special allowance payments and the 9.5% Floor with respect to our eligible student loans originated or acquired with qualifying tax-exempt proceeds. In a higher interest rate environment, however, the regular special allowance payments on loans not originated or acquired with qualifying tax-exempt proceeds may exceed the total subsidy to holders of eligible loans originated or acquired with qualifying tax-exempt proceeds. Thus, in a higher interest rate environment, these loans could have an adverse effect upon our earnings.

     Failures in our information technology system could materially disrupt our business.

     Our servicing and operating processes are highly dependent upon our information technology system infrastructure, and we face the risk of business disruption if failures in our information systems occur, which could have a material impact upon our business and operations. We depend heavily on our own computer-based data processing systems in servicing both our own student loans and those of third-party servicing customers. If servicing errors do occur, they may result in a loss of the federal guarantee on the FFELP loans serviced or in a failure to collect amounts due on the student loans that we serviced. In addition, although we regularly back up our data and maintain detailed disaster recovery plans, we do not maintain fully redundant information systems. A major physical disaster or other calamity that causes significant damage to information systems could adversely affect our business. Additionally, loss of information systems for a sustained period of time could have a negative impact on our performance and ultimately on cash flow in the event we were unable to process borrower payments.

     Transactions with affiliates and potential conflicts of interest of certain of our officers and directors, including one of our co-chief executive officers, pose risks to our shareholders.

     We have entered into certain contractual arrangements with entities controlled by Michael S. Dunlap, our Chairman and Co-Chief Executive Officer and a principal shareholder, and members of his family and, to a lesser extent, with entities in which other directors and members of management hold equity interests or board or management positions. Such arrangements constitute a significant portion of our business and include, among other things:

     o    performance of servicing duties;

     o    sales of student loans by such affiliates to us; and

     o    sales of student loan origination rights by such affiliates to us.

     These arrangements may present potential conflicts of interest.

     Many of these arrangements are with Union Bank and Trust Company, or Union Bank, in which Michael S. Dunlap owns an indirect interest and of which he serves as non-executive chairman. Union Bank is a significant source of student loans to us and a servicing customer of ours.

     In 2004 and 2003, approximately 9.5% and 10.4%, respectively, of the principal amount of our student loan channel acquisitions was acquired from Union Bank, a portion of which loans were originated by Union Bank and a portion of which were originated by third parties. We believe that the acquisitions were made on terms similar to those made from unrelated entities. We intend to maintain our relationship with Union Bank, which provides substantial benefits to us, although there can be no assurance that all transactions engaged in with Union Bank are, or in the future will be, on terms that are no less favorable than what could be obtained from an unrelated third party.

     Material problems affecting Union Bank could have a material adverse effect on us.

     Although we have taken over student loan marketing and origination functions from Union Bank, the ability of Union Bank to continue to do business with us will depend on the development of Union Bank's own business, financial condition and results of operations, which will be affected by competitive and other factors beyond our control or knowledge. Because Union Bank is a privately held company, an investor in our securities might have little advance warning of problems affecting Union Bank, even though these problems could have a material adverse effect on us.

     Imposition of personal holding company tax would decrease our net income.

     A corporation is considered to be a "personal holding company" under the U.S. Internal Revenue Code of 1986, as amended, or the Code, if (1) at least 60% of its adjusted ordinary gross income is "personal holding company income" (generally, passive income) and (2) at any time during the last half of the taxable year more than half, by value, of its stock is owned by five or fewer individuals, as determined under attribution rules of the Code. If both of these tests are met, a personal holding company is subject to an additional tax on its undistributed personal holding company income, currently at a 15% rate. Five or fewer individuals hold more than half the value of our stock. In June 2003, we submitted a request for a private letter ruling from the Internal Revenue Service seeking a determination that our FFELP loans qualify as assets of a "lending or finance business," as defined in the Code. Such a determination would have enabled us to establish that a company holding such loans does not constitute a personal holding company. Based on its historical practice of not issuing private letter rulings concerning matters that it considers to be primarily factual, the Internal Revenue Service has indicated that it will not issue the requested ruling, taking no position on the merits of the legal issue. So long as more than half of our value continues to be held by five or fewer individuals, if it were to be determined that some portion of our FFELP loans do not qualify as assets of a "lending or finance business," as defined in the Code, we could become subject to personal holding com-pany tax on our undistributed personal holding company income. We continue to believe that neither we nor any of our subsidiaries is a personal holding company. However, even we or one of our subsidiaries was determined to be a personal holding company, we believe that by utilizing intercompany distributions, we can eliminate or substantially eliminate our exposure to personal holding company taxes, although we cannot assure that this will be the case.

     "Do not call" registries limit our ability to market our products and services.

     Our direct marketing operations are or may become subject to various federal and state "do not call" laws and requirements. In January 2003, the Federal Trade Commission amended its rules to provide for a national "do not call" registry. Under these new federal regulations, which are currently being challenged in court, consumers may have their phone numbers added to the national "do not call" registry. Generally, we are prohibited from calling anyone on that registry. In September 2003, telemarketers first obtained access to the registry and since that time have been required to compare their call lists against the national "do not call" registry at least once every 90 days. We are also required to pay a fee to access the registry on a quarterly basis. Enforcement of the federal "do not call" provisions began in the fall of 2003, and the rule provides for fines of up to $11,000 per violation and other possible penalties. This and similar state laws may restrict our ability to effectively market our products and services to new customers. Furthermore, compliance with this rule may prove difficult, and we may incur penalties for improperly conducting our marketing activities.

     Our inability to maintain our relationships with significant branding partners and/or customers could have an adverse impact on our business.

     Our inability to maintain strong relationships with significant schools, branding partners, servicing customers, guaranty agencies and software licensees could result in loss of:

     o    loan origination volume with borrowers attending certain schools;

     o    loan origination volume generated by some of our branding partners;

     o loan and guarantee servicing volume generated by some of our loan servicing customers and guaranty agencies; and

     o    software licensing volume generated by some of our licensees.

     We cannot assure that our forward flow channel lenders or our branding partners will continue their relationships with us. Loss of a strong relationship, such as that with a significant branding partner or with schools from which a significant volume of student loans is directly or indirectly acquired, could result in an adverse effect on our business.

     The business of servicing Canadian student loans by EDULINX is limited to four servicing customers and the agreement with the largest of such customers, which accounts for a significant portion of EDULINX's business, is currently scheduled to expire in February 2006. EDULINX cannot guarantee that it will obtain a renewal of this largest servicing agreement or that it will maintain its other servicing agreements, and the termination of any such servicing agreements could result in an adverse effect on its business.

     We cannot predict with certainty the outcome of the SEC informal investigation.

     Following our disclosures related to recognition of 9.5% Floor income, Senator Edward M. Kennedy of Massachusetts, by letter to the Secretary of Education dated August 26, 2004, requested information as to whether the Department had approved of our receipt of the 9.5% Floor income and, if not, why the Department had not sought to recover claimed subsidies under the 9.5% Floor. By letter dated September 10, 2004, we furnished to the Department certain background information concerning the growth of the 9.5% Floor loans in our portfolio, which information had been requested by the Department. Senator Kennedy, in a letter to the SEC dated September 21, 2004, requested that the SEC investigate our activities related to the 9.5% Floor. More specifically, Senator Kennedy raised concerns about our disclosures in connection with our decision to recognize the previously deferred income and trading of our securities by our executives following such disclosures. On September 27, 2004, we voluntarily contacted the SEC to request a meeting with the SEC Staff. Our request was granted, and our representatives met with representatives of the SEC Staff on October 12, 2004. Our representatives offered to provide to the SEC information that the SEC Staff wished to have relating to the issues raised in Senator Kennedy's letter. By letter dated October 14, 2004, the SEC Staff requested that, in connection with an informal investigation, we provide certain identified information. We have furnished to the SEC Staff the information it has requested and are fully cooperating with the SEC Staff in its informal investigation. We continue to believe that the concerns expressed to the SEC by Senator Kennedy are entirely unfounded, but it is not appropriate or feasible to determine or predict the ultimate outcome of the SEC's informal investigation. Our costs related to the SEC's informal investigation are being expensed as incurred. Additional costs, if any, associated with an adverse outcome or resolution of that matter, in a manner that is currently indeterminate and inherently unpredictable, could adversely affect our financial condition and results of operations. Although it is possible that an adverse outcome in certain circumstances could have a material adverse effect, based on information currently known by our management, in our opinion, the outcome of such pending informal investigation is not likely to have such an effect.

                                 USE OF PROCEEDS

     Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The ratio of earnings to fixed charges for each of the years set forth below is as follows:


                                                                  Year Ended December 31,
                                                 2004          2003         2002         2001         2000
Ratio of earnings to fixed
charges(1)(2).......................             1.92          1.23         1.32         1.06         1.03

(1) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, minority interest and income or loss from equity investments, plus distributed income of equity investments and fixed charges. Fixed charges include interest expense on indebtedness and rental expense on operating leases representing that portion of rental expense deemed to be interest.

(2) Because we had no preferred stock outstanding during any of the periods presented, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each of the years presented.

                  GENERAL DESCRIPTION OF THE OFFERED SECURITIES

     We may offer from time to time under this prospectus, separately or together:

     o    Class A common stock;

     o    preferred stock;

     o    unsecured senior or subordinated debt securities;

     o warrants to purchase Class A common stock, preferred stock or debt securities;

     o    stock purchase contracts to purchase shares of Class A common stock;
          and

     o stock purchase units, each consisting of (a) a Nelnet Class A common stock purchase contract, under which the holder or Nelnet, upon settlement, will purchase a fixed or varying number of shares of Nelnet Class A common stock, and (b) a beneficial interest in either Nelnet debt securities, Nelnet preferred stock or debt or equity obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the Nelnet stock purchase units.

     Material U.S. federal income tax considerations pertaining to an investment in the securities offered will be described in the applicable prospectus supplement.

     References to "Nelnet," "we," "our" or "us" in "Description of Nelnet, Inc. Capital Stock," "Description of Nelnet, Inc. Preferred Stock," "Description of Nelnet, Inc. Debt Securities," "Description of Nelnet, Inc. Warrants to Purchase Class A Common Stock or Preferred Stock," "Description of Nelnet, Inc. Warrants to Purchase Debt Securities" and "Description of Nelnet, Inc. Stock Purchase Contracts and Stock Purchase Units" refer solely to Nelnet, Inc. and not its subsidiaries.

                    DESCRIPTION OF NELNET, INC. CAPITAL STOCK

     Our amended and restated articles of incorporation, which we refer to as our articles of incorporation, provide that we have the authority to issue 615,000,000 shares of common stock, par value $0.01 per share. The common stock is divided into two classes, consisting of 600,000,000 shares of Class A common stock and 15,000,000 shares of Class B common stock. As of December 31, 2004, 39,687,037 shares of Class A common stock and 13,983,454 shares of Class B common stock were issued and outstanding.

Voting Rights

     To the extent permitted by law, holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share on all matters submitted to a vote of shareholders. Except as otherwise required by law, Class A common stock and Class B common stock shall vote as a single class on all matters to be voted on by our shareholders, including, without limitation, any consolidation or merger of us into or with any other corporation or the sale or transfer by us of all or substantially all of our assets. With the approval of a majority of the shares of Class B common stock, voting separately as a class, we may lower the number of votes per share each share of Class B common stock shall be entitled to have.

Dividends

     Holders of common stock are entitled to receive ratably dividends payable in cash, in stock or otherwise if, as and when declared by the board of directors out of assets legally available therefor, subject to any preferential rights of any outstanding preferred stock.

Conversion

     Each share of Class B common stock shall automatically be converted into one share of Class A common stock, without any action by us or further action by the holder thereof, upon the transfer of such share, other than the following transfers:

     o to any other holder of Class B common stock or an affiliate of a holder of Class B common stock which holder is a natural person or a "business organization," as defined in our articles of incorporation;

     o to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B common stock;

     o    to a trust for the sole benefit of:

          -    a holder of Class B common stock who is a natural person,

          - a spouse, sibling, parent, grandparent or descendent, whether natural or adopted, of a holder of Class B common stock, and/or

          -    a charitable foundation or other organization qualified under
               Section 501(c)(3) of the Internal Revenue Code of 1986, as amended;

     o    by will to:

          - a spouse, sibling, parent, grandparent or descendent, whether natural or adopted, of a holder of Class B common stock,

          -    a charitable foundation or other organization qualified under
               Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or

          -    a trust as described above;

     o pursuant to the laws of descent and distribution to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B common stock;

     o    to any charitable foundation or other organization qualified under
          Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; or

     o    to us.

     Notwithstanding the foregoing, Class B common stock shall automatically convert into Class A common stock upon any transfer pursuant to a divorce or separation agreement or order.

     For purposes of this paragraph, "affiliate" means, with respect to any business organization, any natural person or business organization that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such business organization.

     Each share of Class B common stock shall, at the option of the holder thereof, be convertible into one share of Class A common stock at any time.

     In the event at any time the shares of Class B common stock outstanding constitute less than 50% of the Class B common stock outstanding on December 16, 2003, the date of our initial public offering of Class A common stock, each remaining share of Class B common stock outstanding shall automatically be converted into one share of Class A common stock.

Other Rights

     On liquidation, dissolution or winding up of Nelnet, after payment in full of the amounts required to be paid to the holders of any outstanding preferred stock, all holders of common stock are entitled to receive ratably any assets available for distribution to holders of common stock after the payment of all of our debts and other liabilities. No shares of common stock have preemptive rights to purchase additional shares of common stock. All the outstanding shares of common stock are, and any shares sold hereunder will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. All shares of Class A common stock and Class B common stock which are acquired by us shall become authorized but no longer outstanding, and may be reissued by us at any time.

                   DESCRIPTION OF NELNET, INC. PREFERRED STOCK

General

     The following summary of terms of our preferred stock is not complete. You should refer to the provisions of our articles of incorporation and by-laws and the terms of each class or series of the preferred stock, which will be filed with the SEC at or prior to the time of issuance of such class or series of preferred stock and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preferred stock; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

     Our articles of incorporation also provide that we have authority to issue 50,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors may fix the relative rights and preferences of each series of preferred stock in a resolution of the board of directors.

     Issuances of shares of preferred stock are subject to the applicable rules of the New York Stock Exchange or other organizations on whose systems our preferred stock may then be quoted or listed. Depending upon the terms of the preferred stock established by our board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon our liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common shares.

Terms

     The terms of each series of preferred stock will be described in any prospectus supplement related to such series of preferred stock.

     The board of directors in approving the issuance of a series of preferred stock has authority to determine, and the applicable prospectus supplement may set forth with respect to such series, the following terms, among others:

     o the number of shares constituting that series and the distinctive designation of that series;

     o the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     o the voting rights for shares of the series, if any, in addition to the voting rights provided by law, and the terms of such voting rights;

     o the conversion or exchange privileges for shares of the series, if any, including, without limitation, conversion into shares of common stock, and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as the board will determine;

     o whether or not the shares of that series will be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     o any sinking fund for the redemption or purchase of shares of that series and the terms and amount of such sinking fund;

     o the rights of the shares of that series to the benefit of conditions and restrictions upon the creation of our indebtedness or that of any of our subsidiaries, upon the issue of any additional shares, including additional shares of such series or any other series, and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any of our subsidiaries of, any of our outstanding shares;

     o the rights of the shares of that series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and

     o any other relevant participating, optional or other special rights, qualifications, limitations or restrictions of that series.

Non-U.S. Currency

     If the purchase price of any shares of capital stock is payable in a currency other than U.S. dollars, the specific terms with respect to such capital stock and such foreign currency will be specified in the applicable prospectus supplement.

                   DESCRIPTION OF NELNET, INC. DEBT SECURITIES

General

     We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and a trustee qualified under the Trust Indenture Act. The forms of such indentures have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an indenture and collectively as the indentures. Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited, and each indenture will set forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

     The statements made below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Terms

     The debt securities will be our unsecured obligations.

     The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

     The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section called "--Ranking of Debt Securities" below.

     The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

     (1) any limit upon the aggregate principal amount of such debt securities which may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon certain registrations of transfer of, or in exchange for, or in lieu of, other such debt securities);

     (2) the issue price, expressed as a percentage of the aggregate principal amount;

     (3) the date or dates on which the principal of such debt securities is payable;

     (4) the rate or rates at which such debt securities shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on the interest payment date;

     (5) our obligation, if any, to redeem or purchase such debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

     (6) the period or periods within which, the price or prices or ratios at which and the terms and conditions upon which such debt securities may be redeemed, converted or exchanged, in whole or in part;

     (7) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such debt securities shall be issuable;

     (8) if other than the full principal amount, the portion of the principal amount of such debt securities which will be payable upon declaration of acceleration or provable in bankruptcy;

     (9)  any events of default not set forth in the indenture;

     (10) the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest, if any, on such debt securities shall be payable (if other than the currency of the United States of America), which unless otherwise specified shall be the currency of the United States of America as at the time of payment is legal tender for payment of public or private debts;

     (11) if the principal of (and premium, if any) or interest, if any, on such debt securities is to be payable, at our election or the election of any holder thereof, in a coin or currency other than that in which debt securities are stated to be payable, then the period or periods within which, and the terms and conditions upon which, such election may be made;

     (12) whether interest will be payable in cash or additional debt securities at our or the holders' option and the terms and conditions upon which the election may be made;

     (13) if such debt securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of such debt securities as outstanding securities under the indenture;

     (14) if the amount of payments of principal of (and premium, if any), or portions thereof, or interest, if any, on such debt securities may be determined with reference to an index, formula or other method based on a coin or currency other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

     (15) any additional restrictive covenants or other material terms relating to such debt securities, which covenants and terms shall not be inconsistent with the provisions of the indenture;

     (16) whether such debt securities shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other certificated debt securities and the depositary for such global security or securities;

     (17) any listing of such debt securities on any securities exchange;

     (18) additional or alternative provisions, if any, related to defeasance or discharge of such debt securities;

     (19) the applicability of any guarantees;

     (20) if convertible into shares of our common stock or preferred stock, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such shares of our common stock or preferred stock for purposes of conversion;

     (21) provisions, if any, granting special rights to the holders of such debt securities upon the occurrence of such events as may be specified;

     (22) each initial place of payment; and

     (23) any other terms of such debt securities, which terms shall not be inconsistent with the provisions of the indenture.

     The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

     If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof.

     Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protections against transactions involving us, including a highly leveraged transaction involving us or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

     We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to such series of debt securities.

     The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payments may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

     Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

     o will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the trustee's corporate trust office or at the office of any registrar designated by us for such purpose; and

     o may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

     No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Certain Covenants

     The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus.

     Senior debt securities will include the provision described below.

Restriction on Liens on Capital Stock of National Education Loan Network, Inc.

     In the indenture relating to senior debt, we agree we will not create or guarantee any debt for borrowed money that is secured by a lien on the capital stock of our wholly owned subsidiary, National Education Loan Network, Inc., unless we also secure the senior debt securities on an equal or priority basis with the other secured debt. This agreement, however, is subject to an important exception; we may grant liens on that stock without securing the senior debt securities if our board of directors determines that the liens do not materially detract from or interfere with the fair market value or control of that stock.

     Except as noted above, neither indenture restricts our ability to put liens on our interests in our subsidiaries, and they do not restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries, including

National Education Loan Network, Inc., or our ability to borrow at the subsidiary level, either on a secured or unsecured basis.

     Senior debt securities and the subordinated debt securities will include the provisions described below.

Merger, Consolidation or Sale of Assets

     We may not (1) consolidate with or merge into any other person or convey, transfer, sell or lease all or substantially all of our properties and assets as an entirety to any other person or (2) permit any person (other than a subsidiary) to consolidate with or merge into us unless:

     o if we are not the surviving person, the surviving person is organized and existing under the laws of a domestic jurisdiction and assumes the payment of the principal of, premium, if any, and interest on the debt securities and the performance of our other covenants under the applicable indenture;

     o immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

     o we have delivered to the trustee an officer's certificate and an opinion of counsel stating that all conditions precedent to such transaction have been complied with.

Payment of Principal, Premium and Interest

     We will duly and punctually pay the principal of and premium, if any, and interest on the debt securities in accordance with the terms of such debt securities.

Maintenance of Office or Agency

     We will maintain an office or agency where the debt securities may be presented or surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities may be made.

Money for Securities; Payments to Be Held in Trust

     If we will at any time act as our own paying agent with respect to any debt securities, we will, on or before each due date of the principal of and premium, if any, or interest on any of the debt securities, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal and premium, if any, or interest so becoming due until such sums will be paid to such persons or otherwise disposed of as provided in the indentures and will promptly notify the trustee of our action or failure so to act.

Corporate Existence

     Except as permitted under "--Merger, Consolidation or Sale of Assets" above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (charter and statutory) and franchises; provided that we will not be required to preserve any such right or franchise if our board of directors or senior management determines that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders.

Maintenance of Properties

     We will use our reasonable efforts to cause all material properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order (subject to wear and tear) and supplied with all necessary material equipment and will use our reasonable efforts to cause to be made all necessary material repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing will prevent us from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders.

Statement by Officers as to Default

     We will deliver to the trustee, within 120 days after the end of each of our fiscal years, a certificate of our principal executive officer, principal financial officer or principal accounting officer stating whether or not to the best knowledge of the signer thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if we are in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Waiver of Certain Covenants

     In respect of any series of debt securities, we may omit in any particular instance to comply with any term, provision or condition of the foregoing covenants if before or after the time for such compliance the holders of at least a majority in principal amount of the outstanding debt securities of such series will, by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, our obligations and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

Ranking of Debt Securities

General

     We currently conduct our asset management operations through certain of our subsidiaries and these subsidiaries generate a significant portion of our operating income and cash flow. As a result, distributions and advances from our subsidiaries will be a principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. Holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Senior Debt Securities

     The senior debt securities will be our unsecured unsubordinated obligations and will:

     o rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

     o be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

     o    be effectively subordinated to all of our subsidiaries' indebtedness.

     As of December 31, 2004, the aggregate amount of our outstanding consolidated indebtedness for money borrowed was approximately $14.3 billion, substantially all of which was secured and substantially all of which represented obligations of our subsidiaries.

     Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there will be no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred by any of our subsidiaries.

Subordinated Debt Securities

     The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due will be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities (other than in permitted junior securities), or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

     If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character will be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities (other than in permitted junior securities) or to acquire any of the subordinated debt securities for cash, property or otherwise.

     As of December 31, 2004, the aggregate amount of our consolidated indebtedness for money borrowed was approximately $14.3 billion, substantially all of which represents obligations of our subsidiaries and all of which would be senior in right of payment to the subordinated debt securities.

     If any other event of default occurs and is continuing with respect to any designated senior indebtedness, as such event of default is defined in the instrument creating or evidencing such designated senior indebtedness, permitting the holders of such designated senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of designated senior indebtedness gives written notice of the event of default to the trustee, or a default notice, then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of designated senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice, or the blockage period, neither we nor any other person on our behalf will:

     (1) make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities (other than in permitted junior securities); or

     (2) acquire any of the subordinated debt securities for cash, property or otherwise.

     Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the designated senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the representative of such designated senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).

     As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

     "Senior indebtedness," unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to us,

     (1) the principal, including redemption payments, premium, if any, interest and other payment obligations in respect of (a) our indebtedness for money borrowed and (b) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party, including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued;

     (2)  all of our capital lease obligations;

     (3) all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

     (4) all of our obligations for reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

     (5) all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

     (6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or asset, whether or not such obligation is assumed by us; and

     (7) any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

     Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

     "Permitted junior securities" means:

     (1)  our capital stock; or

     (2) debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to all senior indebtedness and any debt securities issued in exchange for senior indebtedness to substantially the same extent as, or to a greater extent than, the subordinated debt securities are subordinated to the senior indebtedness under the indenture governing the subordinated debt securities.

     "Designated senior indebtedness" means any senior indebtedness which we are permitted to incur under any subordinated debt securities indenture, the principal amount of which is at least $20.0 million or more at the time we designate such senior indebtedness as designated senior indebtedness in a writing delivered to the trustee.

Discharge and Defeasance

     Under the terms of the indentures, we will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture, except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust, if, among other things:

     o either all such debt securities previously authenticated and delivered have been delivered to the trustee for cancellation or all such debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee; and

     o we deposit with the applicable trustee, in trust, moneys or U.S. government obligations in an amount sufficient to pay all the principal of, and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities.

         In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities ("defeasance") or (2) to be released from our obligations with respect to such debt securities under certain covenants in the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities ("covenant defeasance"):

          I. by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by it under such debt securities and the indenture with respect to such series; or

          II. after giving notice to the trustee of our intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent.

               A. money in U.S. Dollars (or if the debt securities are denominated in a currency other than U.S. dollars, an amount of the applicable currency) in an amount sufficient, or

               B. (a) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due date of any interest or principal money in an amount, or (b) a combination of such money and such U.S. Government Obligations, sufficient, in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge (i) the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest on the debt securities on the maturity date of such principal or installment of principal or interest or on the applicable date of redemption and (ii) any mandatory sinking fund payments applicable to the debt securities on the day on which such payments are due and payable in accordance with the terms of the indenture and the debt securities;

Such a trust may only be established if, among other things:

          I. the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which we are a party or by which we are bound;

          II. no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment; and

          III. we have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

     In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

     We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby, voting as a single class; provided that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

     (1) change the stated maturity of the principal of (or premium, if any) or any installment of interest with respect to the debt securities;

     (2) reduce the principal amount of, or the rate of interest on, the debt securities;

     (3) change the currency of payment of principal of or interest on the debt securities;

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

     (5) reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

     (6) modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default; or

     (7) in the case of any convertible debt securities, adversely affect the right to convert the debt securities into shares of common stock or preferred stock in accordance with the provisions of the applicable indenture.

     Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby, voting as a single class, may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities; provided that:

     (1) without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of (or premium, if any) or interest on any debt security or in respect of a covenant or provision of the indenture that expressly states that it cannot be modified or amended without the consent of each holder affected; and

     (2) only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

     We, when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstances, including:

     o    to cure any ambiguity, omission, defect or inconsistency;

     o to make any modifications or amendments that do not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect;

     o to provide for the assumption of our obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

     o    to provide any security for or guarantees of such debt securities;

     o    to add events of default with respect to such debt securities;

     o to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under the applicable indenture;

     o to make any change necessary to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act of 1939; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of such debt securities in any material respect;

     o to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

     o to add to or change any of the provisions of the applicable indenture to such extent as will be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

     o to change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

     o to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

     o to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as will be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

     The following are events that we anticipate will constitute "events of default" with respect to any series of debt securities issued thereunder:

     (1) default in the payment of any interest upon any debt securities of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

     (2) default in the payment of the principal of (or premium, if any, on) any debt securities of that series when due; or

     (3) default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series; or

     (4) default in the performance, or breach, by us of any material covenant or warranty in the indenture (other than a covenant or warranty added to the indenture solely for the benefit of another series of debt securities) for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default under the indenture; or

     (5)  certain events of bankruptcy, insolvency or reorganization.

     Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

     The trustee under such indenture will, within 60 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities, and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof. We will certify to the trustee quarterly as to whether any default exists.

     If an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities will occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

     In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

     Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

     No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

Conversion and Exchange Rights

     The terms and conditions, if any, upon which the debt securities of any series will be convertible into common stock or preferred stock or upon which the senior debt securities of any series will be exchangeable into another series of debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price, or manner of calculation thereof, the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities. The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

The Trustee

     Subject to the terms of the applicable indenture, the trustee for each series of debt securities will be named in the prospectus supplement relating to each issuance of debt securities. Each indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

     In case an event of default will occur, and will not be cured, under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they will have offered to the trustee security and indemnity satisfactory to it.

Governing Law

     The indentures and the debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

     We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository identified in the prospectus supplement relating to such series. Global securities represent in the aggregate the total principal or face amount of the securities and once on deposit with a depository, allow trading of the securities through the depository's book-entry system as further described below. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any nominee of such depository to a successor depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

     Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository, which we refer to as participants. Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

     We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

     So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. None of us, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

     Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

     If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event we will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

     All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Non-U.S. Currency

     If the purchase price of any debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

                DESCRIPTION OF NELNET, INC. WARRANTS TO PURCHASE
                     CLASS A COMMON STOCK OR PREFERRED STOCK

General

     We may issue warrants to purchase Class A common stock or preferred stock independently or together with any securities offered by any prospectus supplement and such Class A common stock warrants or preferred stock warrants may be attached to or separate from such securities. Each series of stock warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the certificates representing the stock warrants and will not assume any obligation or relationship of agency or trust for or with any holders of stock warrant certificates or beneficial owners of stock warrants.

     The following summaries of certain provisions of the warrant agreement and stock warrant certificate are not complete. You should look at the warrant agreement relating to, and the applicable stock warrant certificate representing, the applicable series of common stock warrants or preferred stock warrants.

     The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Warrants for the purchase of shares of common stock or shares of preferred stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

     An applicable prospectus supplement will set forth and describe other specific terms regarding each series of common stock warrants or preferred stock warrants offered hereby, including:

     (1)  the offering price;

     (2) the number of shares of Class A common stock or preferred stock purchasable upon exercise of each such Class A common stock warrant or preferred stock warrant and the price at which such number of shares of Class A common stock or preferred stock may be purchased upon such exercise;

     (3) the date on which the right to exercise such stock warrants will commence and the date on which such right will expire; and

     (4)  any other terms of such stock warrants.

Exercise of Stock Warrants

     Each stock warrant will entitle the holder thereof to purchase shares of Class A common stock or shares of preferred stock, as the case may be, at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the offered stock warrants. After the close of business on the expiration date of each stock warrant or such later date to which such expiration date may be extended by us, unexercised stock warrants will become void.

     Stock warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase shares of Class A common stock or shares of preferred stock purchasable upon such exercise, together with certain information set forth on the reverse side of the stock warrant certificate. Upon receipt of such payment and the stock warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of Class A common stock or shares of preferred stock purchasable upon such exercise. If fewer than all of the stock warrants represented by such certificate are exercised, a new stock warrant certificate will be issued for the remaining amount of stock warrants.

Amendments and Supplements to Warrant Agreement

     The warrant agreement for a series of stock warrants may be amended or supplemented without the consent of the holders of the stock warrants issued thereunder to effect changes that are not inconsistent with the provisions of the stock warrants and that do not adversely affect the interests of the holders of the stock warrants.

Anti-dilution and Other Provisions

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of Class A common stock or shares of preferred stock covered by, each stock warrant is subject to adjustment in certain events, including:

     (1) the issuance of shares of Class A common stock or shares of preferred stock as a dividend or distribution on the common stock or preferred stock;

     (2) certain subdivisions and combinations of the Class A common stock or preferred stock;

     (3) the issuance to all holders of Class A common stock or preferred stock of certain rights or warrants entitling them to subscribe for or purchase Class A common stock or preferred stock, at less than the current market value, as defined in the applicable stock warrant agreement for such series of stock warrants; and

     (4) the distribution to all holders of Class A common stock or preferred stock of certain evidences of our indebtedness or assets, other than certain cash dividends and distributions described below.

     No adjustment in the exercise price of, and the number of shares covered by, the stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment not so made will be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of Class A common stock or shares of preferred stock covered by, a stock warrant will not be adjusted for the issuance of Class A common stock or preferred stock or any securities convertible into or exchangeable for Class A common stock or preferred stock, or securities carrying the right to purchase any of the foregoing.

     In the case of:

     (1) a reclassification or change of the Class A common stock or preferred stock;

     (2)  certain consolidation or merger events involving us; or

     (3) a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our Class A common stock or preferred stock will be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such shares, the holders of the stock warrants then outstanding will be entitled thereafter to convert such stock warrants into the kind and amount of Class A common stock, preferred stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

Non-U.S. Currency

     If the purchase price of any warrants to purchase Class A common stock or preferred stock is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase Class A common stock or preferred stock and such foreign currency will be specified in the applicable prospectus supplement.

        DESCRIPTION OF NELNET, INC. WARRANTS TO PURCHASE DEBT SECURITIES

General

     We may issue debt warrants independently or together with any securities offered by any prospectus supplement and such debt warrants may be attached to or separate from such securities. Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into between us and a debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the certificates representing the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates or beneficial owners of debt warrants.

     The following summaries of certain provisions of the debt warrant agreement and debt warrant certificate are not complete. You should look at the debt warrant agreement relating to, and the debt warrant certificate representing, a series of debt warrants.

     The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Debt warrants for the purchase of shares of common stock or shares of preferred stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

     An applicable prospectus supplement will set forth and describe other specific terms regarding each series of debt warrants offered hereby, including:

     (1)  the offering price;

     (2) the designation, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the debt warrants;

     (3) the date on which the right to exercise such debt warrants will commence and the date on which such right will expire; and

     (4)  any other terms of such debt warrants.

     Warrant holders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

     Debt warrants may be exercised by delivering to the debt warrant agent payment as provided in the applicable prospectus supplement, together with certain information set forth on the reverse side of the debt warrant certificate. Upon receipt of such payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities purchasable upon such exercise. If fewer than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

Amendments and Supplements to Warrant Agreement

     The debt warrant agreement for a series of debt warrants may be amended or supplemented without the consent of the holders of the debt warrants issued thereunder to effect changes that are not inconsistent with the provisions of the debt warrants and that do not adversely affect the interests of the holders of the debt warrants.

Non-U.S. Currency

     If the purchase price of any warrants to purchase debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase debt securities and such foreign currency will be specified in the applicable prospectus supplement.

                           DESCRIPTION OF NELNET, INC.
                STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, representing contracts obligating holders to purchase from Nelnet and obligating us to sell to the holders, or holders to sell to us and us to purchase from the holders, a fixed or varying number of shares of Class A common stock at a future date or dates. The price per share of Class A common stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events. The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of one or more stock purchase contracts and any one or more of:

     (1)  our debt securities;

     (2)  our preferred stock; or

     (3) debt or equity obligations of third parties, including U.S. Treasury securities.

     The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or pre-funded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract. Any one or more of the above securities, shares of common stock or the stock purchase contracts or other collateral may be pledged as security for the holders' obligations to purchase or sell, as the case may be, the Class A common stock under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent, as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares of common stock deliverable by such holders under common stock purchase contracts requiring the holders to sell such shares of Class A common stock to us.

     The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts and stock purchase units, as the case may be:

     o whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our shares of Class A common stock and the nature and amount of the shares of Class A common stock, or the method of determining those amounts;

     o    whether the stock purchase contracts are to be prepaid or not;

     o whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our shares of our Class A common stock;

     o any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

     o the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

     o any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

     o whether the stock purchase contracts and/or stock purchase units will be issued fully registered or global form.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

Non-U.S. Currency

     If the purchase price of any stock purchase contract is payable in a currency other than U.S. dollars, the specific terms with respect to such stock purchase contract and such foreign currency will be specified in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may sell our Class A common stock, preferred stock, debt securities, warrants to purchase Class A common stock, preferred stock or debt securities, stock purchase contracts and stock purchase units through underwriters, agents, dealers, or directly without the use of any underwriter, agent or dealer to one or more purchasers. We may distribute these securities from time to time in one or more transactions, including, but not limited to, block transactions, privately negotiated transactions, transactions on the New York Stock Exchange or any other organized market where the securities may be traded, through the writing of options on securities, short sales or any combination of these methods. The securities may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

     In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

     The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

     o the identity of any underwriters, dealers or agents who purchase securities, as required;

     o the amount of securities sold, the public offering price and consideration paid, and the proceeds we will receive from that sale;

     o whether or not the securities will trade on the New York Stock Exchange or on any other organized market;

     o the amount of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     o    any other material terms of the distribution of securities.

     We may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to the conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if they are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

     We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

     Underwriters may sell these securities to or through dealers. Alternatively, we may sell the securities in this offering to one or more dealers, who would act as a principal or principals. Dealers may resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

     We may also sell the securities offered with this prospectus through other agents designated by them from time to time. We will identify any agent involved in the offer and sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

     In connection with the sale of securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the NASD participates in a public offering of these securities, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not be greater than 8% of the offering proceeds from securities offered with this prospectus.

     Underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of securities may also be deemed underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

     We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC under the Securities Act a combined registration statement on Form S-3 relating to the offered securities.

     We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC's Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below which have been filed by us with the SEC and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

     o    annual report on Form 10-K for the year ended December 31, 2004;

     o    current report on Form 8-K dated March 31, 2005; and

     o the description of the shares of Class A common stock contained in our registration statement on Form 8-A filed on December 8, 2003 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the time that all of the securities registered under the registration statement are sold. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.

     If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus) or our constitutional documents, you should call or write to us at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508 (telephone (402) 458-2370). We will provide these documents, without charge, by first class mail.

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings for up to an aggregate initial offering price of $750,000,000. This prospectus provides you with a general description of the securities that we may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement. Each time we sell securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     In this prospectus and in the accompanying prospectus supplement, except as specified otherwise or unless the context requires otherwise, "we," "us," "our," the "Company" and "Nelnet" refer to Nelnet, Inc. and its subsidiaries.

                                  LEGAL MATTERS

     Certain legal matters with respect to the Class A common stock and the preferred stock will be passed upon by Perry, Guthery, Haase & Gessford, P.C., L.L.O., Lincoln, Nebraska. Certain legal matters with respect to the unsecured debt securities, warrants to purchase Class A common stock, preferred stock or debt securities and stock purchase contracts and stock purchase units will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Attorneys employed by, and an Of Counsel to, Perry, Guthery, Haase & Gessford, P.C., L.L.O. owned an aggregate of 184,376.9 shares of Class A common stock of Nelnet as of April 1, 2005.

                                     EXPERTS

     The consolidated financial statements of Nelnet, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the distribution of the securities being registered (all amounts are estimated except the SEC registration fee).

   SEC registration fee................................            $117,700
   Printing and engraving expenses.....................             200,000
   Legal fees and expenses.............................             250,000
   Rating Agency fees..................................             200,000
   Accounting fees and expenses........................             250,000
   Trustees and transfer agents fees...................             100,000
   Miscellaneous.......................................               50,00
                                                               ------------
   Total...............................................          $1,167,700*
                                                                 ==========

* All expenses, except the SEC registration fee, are estimated.

Item 15.  Indemnification of Directors and Officers.

     Under the Nebraska Business Corporation Act, a Nebraska corporation may provide indemnification to directors and officers for judgments, fines, settlements and expenses, including attorney's fees, incurred in connection with any threatened, pending or completed action, suit or proceeding other than an action by or in the right of the corporation. This applies to any civil, criminal, investigative or administrative action provided that the director or officer involved acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The corporation may also provide indemnification to directors and officers for judgments, fines, settlements and expenses, including attorney's fees, incurred in connection with any threatened, pending or completed action or suit by or in the right of the corporation if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter in which such person is adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation unless the court in which the action is brought deems indemnity proper. The grant of indemnification to a director or officer shall be determined by a majority of a quorum of disinterested directors, by a written opinion from independent legal counsel or by the shareholders. Indemnification shall be provided to any directors and officers for expenses, including attorney's fees, actually and reasonably incurred in the defense of any action, suit or proceeding to the extent that he or she has been successful on the merits.

     The registrant's amended and restated articles of incorporation provide that the registrant shall, to the maximum extent and in the manner permitted by the Nebraska Business Corporation Act, indemnify each of its directors, officers, employees and agents against expenses, including attorney's fees, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the registrant. The registrant shall pay expenses incurred in defending any civil or criminal action or proceeding for which indemnification is available in advance of the final disposition of such action or proceeding, following authorization thereof by the board of directors in the case of an employee or agent, upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall be ultimately determined by final judicial

     In addition, the registrant's amended and restated articles of incorporation provide that the registrant may purchase and maintain insurance on behalf of any person who is or was an agent of the registrant against any liability asserted against or incurred by such person in such capacity arising out of such person's status as such, whether or not the registrant would have the power to indemnify him or her against such liability under the registrant's amended and restated articles of incorporation and the Nebraska Business Corporation Act. The registrant has obtained insurance for the benefit of its officers and directors insuring such persons against liabilities, including liabilities under the securities laws.

     The registrant's amended and restated articles of incorporation also limit the personal liability of the directors and officers of the registrant for breaches of fiduciary duty to the registrant or its shareholders, except in certain circumstances including (1) breach of the duty of loyalty to the registrant or its shareholders, (2) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) acts or omissions for which the Nebraska Business Corporation Act does not permit indemnity for directors under Section 21-2018(2)(e) of the Nebraska Business Corporation Act, which include intentional infliction of harm on the registrant or its shareholders, voting for or assenting to an unlawful distribution and intentional violation of criminal law, or (4) any transaction from which the director derived an improper personal benefit.

Item 16.  Exhibits.

     See Exhibit Index immediately preceding the Exhibits.

Item 17.  Undertakings.

     THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.


                                     -II-2

     (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
          Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

     (7) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Trust Indenture Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lincoln, Nebraska on April 13, 2005.

                                  NELNET, INC.


                                  By:   /s/ Michael S. Dunlap
                                       -----------------------------------------
                                       Name:   Michael S. Dunlap
                                       Title:  Chairman and Co-Chief Executive
                                               Officer



     We, the undersigned directors and officers of Nelnet, Inc., do hereby constitute and appoint Michael S. Dunlap, Stephen F. Butterfield and Terry J. Heimes, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Nelnet, Inc. to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                     Signature                                             Title                                Date
------------------------------------------------   ---------------------------------------------------  -------------------
                                                                        Chairman and
   /s/ Michael S. Dunlap                                         Co-Chief Executive Officer                April 13, 2005
------------------------------------------------              (Co-Principal Executive Officer)
                 Michael S. Dunlap
                                                                 Vice Chairman and Co-Chief
   /s/ Stephen F. Butterfield                                        Executive Officer                     April 13, 2005
------------------------------------------------              (Co-Principal Executive Officer)
               Stephen F. Butterfield
                                                                  Chief Financial Officer
   /s/ Terry J. Heimes                                   (Principal Financial Officer and Principal        April 13, 2005
------------------------------------------------                    Accounting Officer)
                  Terry J. Heimes

   /s/ Don R. Bouc                                                        Director                          April 13, 2005
------------------------------------------------
                    Don R. Bouc





                                                                          Director                                 April 13,2005
 -----------------------------------------------
                   James P. Abel

   /s/ Michael D. Reardon                                                 Director                                April 13, 2005
------------------------------------------------
                 Michael D. Reardon

   /s/ Arturo Moreno                                                      Director                                April 13, 2005
------------------------------------------------
                   Arturo Moreno

   /s/ Brian J. O'Connor                                                  Director                                 April 13, 2005
------------------------------------------------
                 Brian J. O'Connor

   /s/ Thomas E. Henning                                                  Director                                 April 13, 2005
------------------------------------------------
                 Thomas E. Henning

   /s/ James H. VanHorn                                                   Director                                April 13, 2005
------------------------------------------------
                  James H. VanHorn


                                    EXHIBITS

Exhibit
Number        Description
1.1*          Form of Underwriting Agreement (Nelnet, Inc. Equity)
1.2*          Form of Underwriting Agreement (Nelnet, Inc. Debt)
1.3*          Form of Underwriting Agreement (Nelnet, Inc.  Stock Purchase
                Contracts)
1.4*          Form of Underwriting Agreement (Nelnet, Inc. Stock Purchase Units)
4.1**         Form of Nelnet, Inc. Senior Debt Securities Indenture
4.2*          Form of Nelnet, Inc. Senior Debt Security
4.3**         Form of Nelnet, Inc. Subordinated Debt Securities Indenture
4.4*          Form of Nelnet, Inc. Subordinated Debt Security
4.5*          Form of Nelnet, Inc. Standard Stock Warrant Agreement
4.6*          Form of Nelnet, Inc. Standard Stock Warrant Certificate
4.7*          Form of Standard Stock Purchase Contract Agreement
5.1**         Opinion of Perry, Guthery, Haase & Gessford, P.C., L.L.O.
                regarding legality of certain securities being offered
5.2**         Opinion of Cahill Gordon & Reindel LLP regarding legality of certain securities being offered
12.1**        Statement of Ratio of Earnings to Fixed Charges and Preferred
                Stock Dividends
23.1**        Consent of Perry, Guthery, Haase & Gessford, P.C., L.L.O.
                (included as part of Exhibit 5.1)
23.2**        Consent of Cahill Gordon & Reindel LLP (included as part of
                Exhibit 5.2)
23.3**        Consent of KPMG LLP, Independent Registered Public Accounting Firm
24.1          Powers of Attorney authorizing execution of registration statement on Form S-3 on behalf of certain directors and officers of Nelnet, Inc. (included on the signature page to this registration statement)
25.1*         Form T-1 Statement of Eligibility of Trustee (Nelnet, Inc. Senior
              Debt Securities Indenture, Nelnet, Inc. Subordinated Debt
              Securities Indenture)

-----------------------

* To be filed as an amendment to this registration statement or as an exhibit to an Exchange Act report of the registrant and incorporated herein by reference.

**       Filed herewith.